EXHIBIT 99.4

UNDERTAKING

UNDERTAKING

Upon the exercise by BCE Inc. ("BCE") of its rights under either one or both of the two (2) warrants issued by CGI Group Inc. ("CGI") to BCE on August 9, 2001 to purchase in the aggregate 140,575 Class B (Multiple Voting) Shares of the share capital of CGI, BCE hereby undertakes to give instructions to the Secretary of CGI upon the exercise of such warrants to convert each of such Class B (Multiple Voting) Share into one Class A Subordinate Voting Share upon their issuance.

Dated: July 24, 2003
BCE INC.

By:	(signed) William D. Anderson

William D. Anderson

ACCEPTED BY CGI GROUP INC. ON JULY 24, 2003

CGI GROUP INC.

By:	(signed) Serge Godin

Serge Godin